THRIVENT ETF TRUST

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 30th day of August, 2022, by and between THRIVENT ETF TRUST (the “Trust”), a Massachusetts Business Trust, and THRIVENT ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.     In General

The Trust hereby appoints the Adviser to act as investment adviser to the Trust with respect to its series of shares described on Exhibit A attached hereto. Each series is referred to herein individually as “a Fund” and collectively as “the Funds.” The Adviser agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of each Fund and to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of each Fund and generally administer the affairs of the Trust. The Adviser may engage, on behalf of the Trust or any Fund, the services of a sub-adviser (a “Sub-Adviser”) and delegate to the Sub-Adviser any of its obligations hereunder, subject to the Adviser’s supervision and to any limitations imposed by the Investment Company Act of 1940 (the “Act”).

2.     Duties and Obligations of the Adviser With Respect to Management of the Trust

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser (and the Sub-Adviser when authorized by the Adviser), as agent and attorney-in-fact with respect to the Trust, is authorized, in its discretion and without prior consultation with the Trust to:

(i) Buy, sell, exchange, accept, convert, lend and otherwise trade in or otherwise dispose of any stocks, bonds and any other securities or assets; and

(ii) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Adviser and/or Sub-Adviser may select.

(b) Any investment purchases or sales made by the Adviser and/or any Sub-Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended form time to time; (4) any policies and determinations of the Board of Trustees of the Trust; (5) exemptive relief obtained from the Securities and Exchange Commission by the Trust and relied on by any Fund; and (6) the fundamental policies of the Trust, as reflected in its Registration Statement under the Act, or as amended by the shareholders of the Trust.

(c) The Adviser shall, to the extent such services are not required to be performed by others pursuant to an administration agreement, custody agreement, transfer agency agreement or other similar agreement, administer the affairs of the Trust and, in connection therewith, shall be responsible for (i) maintaining the Trust’s books and records (other than financial or accounting books and records maintained by any accounting services agent and such other records maintained by the Trust’s administrator, custodian or transfer agent); (ii) overseeing the Trust’s insurance relationships; (iii) preparing for the Trust (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Trust’s shareholders and Trustees and reports to and other filings with the Securities and Exchange Commission and any other governmental agency (the Trust agreeing to supply or cause to be supplied to the Adviser all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to register or maintain the Trust’s registration and/or the registration of the shares of the Funds under the securities or “Blue Sky” laws of the various states selected by the Trust’s distributor (a Fund or Funds agreeing to pay all filing fees or other similar fees in connection therewith); (v) responding to all inquiries or other communications of shareholders, if any, which are directed to the Adviser, or if any such inquiry or communication is more properly to be responded to by the Trust’s custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Trust and its administrator, custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (vii) authorizing and directing any of the Adviser’s directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser.

(d) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law of for any loss suffered by any of them in connection with the matters to which this Agreement is related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Adviser (and its officers directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under the Agreement to the extent not prohibited by the Declaration of Trust or applicable law.

(e) Nothing in this Agreement shall prevent the Adviser or any “affiliated person” (as defined in the Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for another person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting.

(f) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Funds’ Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Adviser for inclusion therein.

3.     Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by each Fund by placing purchase and sale orders for the Fund, the Adviser and/or any Sub-Adviser shall select such broker-dealers (“brokers”) and shall, in the Adviser’s or Sub-Adviser’s judgment, implement the policy of the Trust to achieve “best execution,” i.e., prompt and efficient execution at the most favorable net price. In making such selection, the Adviser and/or Sub-Adviser is authorized to consider the reliability, integrity and financial condition of the broker. The Adviser and/or Sub-Adviser is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser or Sub-Adviser. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser and/or Sub-Adviser that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser’s or Sub-Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Adviser and/or Sub-Adviser shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Adviser and/or Sub-Adviser shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Adviser and/or Sub-Adviser in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

4.     Allocation of Expenses

During the term of this Agreement, the Adviser undertakes that it will pay all of the ordinary operating expenses of the Funds, except for (i) fees payable hereunder, (ii) payments under the Fund’s Rule 12b-1 plan (if any), (iii) interest expense or other costs of a Fund’s borrowing(s) or financing activities, (iv) taxes and governmental fees, (v) acquired fund fees and expenses, (vi) broker’s commissions and any other transaction- or investment-related expenses incurred by or for a Fund, (vii) costs related to meetings of shareholders, (viii) litigation expenses, (ix) indemnification expenses, (x) fees or expenses payable or other costs incurred in connection with a Fund’s securities lending program, (xi) expenses of a Fund which are capitalized in accordance with generally accepted accounting principles, (xii) extraordinary expenses, and (xiii) such other expenses as approved by a majority of the Trust’s Board of Trustees. The Adviser will also furnish the Trust, at the Adviser’s expense, with all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. For the avoidance of doubt, payment of such expenses may be accomplished through the corresponding reduction in the fee payable to the Adviser pursuant to Section 5 of this Agreement.

5.     Compensation of the Adviser

(a) The Trust agrees to pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, an annual management fee, payable monthly and computed on the average daily net asset value of each Fund as shown on Exhibit A attached hereto.

6.     Duration and Termination

(a) This Agreement shall go into effect for the Trust’s initial series on the effective date of this Agreement and for any subsequent Fund on the date specified for that Fund on Schedule A hereto, and shall, unless terminated as hereinafter provided, continue in effect for each Fund a period of two years from the effective date and, thereafter, from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Trust’s Board of Trustees, or by the vote of a “majority of the outstanding voting securities” (as defined in the Act) of the Fund, and, in either case, a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person (or by such other means as is consistent with applicable law or exemptive or other relief or guidance provided by the Securities and Exchange Commission) at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated with respect to the Trust or any one or more Funds by the Adviser at any time without penalty upon giving the Trust sixty (60) days’ written notice (which may be waived by the Trust) and may be terminated by the Trust as to the Trust or any one or more Funds at any time without penalty upon giving the Adviser sixty (60) days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a “majority of the outstanding voting securities” (as defined in the Act) of the Trust, or with respect to any Fund by the vote of a “majority of the outstanding voting securities” (as defined in the Act) of such Fund. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the Act).

(c) The Trust hereby agrees that if (i) the Adviser ceases to act as investment adviser to the Trust and (ii) continued use of the Trust’s present name would create confusion in the context of the Adviser’s business or that of Thrivent Financial for Lutherans or its affiliates, the Trust will use its best efforts to change its name in order to delete “Thrivent” from its name.

7.     Agreement Binding Only on Trust Property

The Adviser understands that the obligations of this Agreement are not binding upon any shareholder, officer or Trustee of the Trust personally, but bind only the Trust’s property; the Adviser represents that it has notice of the provisions of the Trust’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

8.     No Third Party Beneficiaries

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

ATTEST:	THRIVENT ETF TRUST

/s/ Troy A. Beaver	/s/ Michael W. Kremenak
Troy A. Beaver	Michael W. Kremenak
Vice President	Trustee and Senior Vice President

ATTEST:	THRIVENT ASSET MANAGEMENT, LLC

/s/ Troy A. Beaver	/s/ Michael W. Kremenak
Troy A. Beaver	Michael W. Kremenak
Vice President	Elected Manager

EXHIBIT A

TO

THRIVENT ETF TRUST INVESTMENT MANAGEMENT AGREEMENT

Dated August 30, 2022

1.	Thrivent Small-Mid Cap ESG ETF (effective October 5, 2022)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent ETF Trust’s Investment Management Agreement, shall be at an annual rate of 0.65% of average daily net assets.